Exhibit 99.1

STONE ENERGY CORPORATION

Presents at IPAA Symposium and Burkenroad Reports Investment Conferences

LAFAYETTE, LA. April 3, 2014

Stone Energy Corporation (NYSE: SGY) today announced that David H. Welch, the Company’s Chairman, President and Chief Executive Officer, will present at the IPAA Oil & Gas Investment Symposium in New York at the Sheraton New York Times Square Hotel at 3:45 p.m. eastern time on Tuesday, April 8, 2014. A live webcast will be available in the “Events and Presentations” section of the company’s website, www.StoneEnergy.com, and the replay will be available one hour following the presentation. In addition, the presentation material will also be available in the “Events and Presentations” section of the company’s website within 24 hours of the presentation.

The Company also announced that Kenneth H. Beer, Executive Vice President and Chief Financial Officer, will present at the 18th Annual Burkenroad Reports Investment Conference at the Westin Hotel in New Orleans at 11:30 a.m. central time on Friday, April 25, 2014. The event is hosted by Tulane University’s Freeman School of Business and is free and open to the public.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, and development of properties in the Deep Water Gulf of Mexico, Appalachia, and the onshore and offshore Gulf Coast. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com